 As filed with the Securities and Exchange Commission on January ___, 2016
Investment Company Act of 1940 File No. 811-21940

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 11	☒

EIP INVESTMENT TRUST
(Exact Name of Registrant as Specified in Charter)
c/o Energy Income Partners, LLC
49 Riverside Avenue, Westport, Connecticut 06880
(Address of Principal Executive Offices)
(203) 349-8232
(Registrant's Telephone Number)

Nandita Hogan
c/o Energy Income Partners, LLC
49 Riverside Avenue, Westport, Connecticut 06880
(Name and Address of Agent for Service)

Copy to:
Dee Anne Sjögren, Esq.
Thompson Coburn LLP
One US Bank Plaza
St. Louis, MO 63101

This Amendment No. 11 to the Registrant’s Registration Statement on Form N‑1A (File No. 811-21940) (the “Registration Statement”) consists of the following: (1) the facing sheet of the Registration Statement; (2) Amendment, dated [January 11, 2016], to the Registration Statement; and (3) Signature page.  Parts A, B and C to the Registration Statement were previously filed on April 30, 2015 and are incorporated by reference.

EIP Growth and Income Fund
Amendment dated [January 11, 2016]
Registration Statement dated April 30, 2015

This following information supplements and/or replaces the respective information in the Fund’s Private Placement Memorandum and Statement of Additional Information dated August 28, 2012.  This Amendment No. 11 should be read in conjunction with the Fund’s Registration Statement dated April 30, 2015.

Effective January 11, 2016, the Registration Statement is revised as follows:

1.	The Registration Statement is amended to reflect that
a.	U.S. Bancorp Fund Services, LLC acts as the Fund’s administrator, transfer agent and accounting agent;
b.	U.S. Bank, N.A., acts as the Fund’s custodian; and
c.	Thompson Coburn LLP serves as counsel to the Trust.

2.	The “CUSTODIAN, ADMINISTRATOR, ACCOUNTING AGENT AND TRANSFER AGENT” section of the Fund’s Statement of Additional Information is deleted in its entirety and replaced with the following:

U.S. Bank, N.A. (“U.S. Bank”), 1555 North Rivercenter Drive, Suite 302, Milwaukee, WI 53212-3958, is custodian of the Fund’s investments and cash.  U.S. Bank acts as the Fund’s depository, holds the Fund’s portfolio securities, collects all income and other payments with respect thereto, disburses funds at the Fund’s request and maintains records in connection with its duties.

U.S. Bancorp Fund Services, LLC (“USBFS”) acts as administrator to the Fund pursuant to an administration agreement (the “Administration Agreement”).  The principal business address of USBFS is 615 East Michigan Street, Milwaukee, Wisconsin 53202.  USBFS provides certain administrative services to the Fund, including, among other responsibilities, preparation for signature by an officer of the Trust of all documents required to be filed for compliance by the Trust and the Funds with applicable laws and regulations excluding those of the securities laws of various states; arranging for the computation of performance data, including the Fund’s net asset value and yield; responding to shareholder inquiries; and arranging for the maintenance of books and records of the Fund, and providing, at its own expense, office facilities, equipment and personnel necessary to carry out its duties.  In this capacity, USBFS does not have any responsibility or authority for the management of the Fund, the determination of investment policy, or for any matter pertaining to the distribution of Fund shares.

USBFS also provides fund accounting, transfer agency and dividend disbursing agency services to the Fund under separate agreements.  The Fund pays USBFS a combined fee for administration and accounting services, which is based on the average net assets of the Fund, subject to a minimum annual fee.  The Fund pays separate fees to USBFS for transfer agency and dividend disbursing services.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 11 to be signed on its behalf by the undersigned, thereunto duly authorized, in Westport, Connecticut on January 11, 2016.

EIP INVESTMENT TRUST

By: /s/ James J. Murchie
James J. Murchie
President